UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 5, 2003

APPLE HOSPITALITY FIVE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-100044	76-0713476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA		23219
(Address of principal executive offices)		(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

Apple Hospitality Five, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report pursuant to Item 2 of Form 8-K. This report describes certain acquisitions involving a “significant amount” of assets within the meaning of the General Instructions to Form 8-K. Certain related matters also are reported.

SUMMARY

On December 5, 2003, we closed on the purchase of a hotel in Westbury, New York for a gross purchase price of $19,000,000. Further information about the Westbury hotel, which we purchased from Briad Lodging Group, LLC (an unrelated third party), is provided in a following section.

We used the proceeds of our ongoing best efforts offering of units (with each unit consisting of one Common Share and one Series A Preferred Share) to pay the gross purchase price at closing. We completed the minimum offering at $10.50 per unit on January 3, 2003. We are continuing the offering at $11 per unit in accordance with the prospectus. As of November 25, 2003, we had received gross proceeds from the offering in the amount of $365,180,118 and proceeds net of selling commissions and marketing expense allowances in the amount of $328,659,961.

We also used the proceeds of the offering to pay 2% of the gross purchase price, which equals $380,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

We currently own a total of 22 hotels, which are located in the states indicated in the map below:

ACQUISITION AND RELATED MATTERS

Overview

We purchased the Westbury hotel directly and have leased it in accordance with a hotel lease agreement to one of our wholly-owned subsidiaries, Apple Hospitality Five Management, Inc., as lessee. The hotel is being managed by Hilton Hotels Corporation. Such management is being undertaken in accordance with a management agreement. In addition, the hotel is licensed to operate as a Hilton Garden Inn® under a franchise license agreement. These lease, management and franchise license agreements are included among the contracts described in the next section.

Neither the seller nor the manager for the Westbury hotel is related to or affiliated with us, except through these management, franchise and related agreements. No manager or any hotel management or licensing corporation (including Hilton Hotels Corporation) or any of their affiliates will be deemed an issuer, obligor, sponsor or guarantor in respect of any securities described in our prospectus, nor will they have any responsibility or liability for any statement or omission in our prospectus or for such securities.

We expect to participate in a tax abatement and reduction program offered by the industrial development authority for the town of Hempstead, New York. For simplicity, this local government authority will be referred to below as the “town authority.” As part of this program, we plan to convey title to the Westbury hotel to the town authority, which in turn would lease the hotel to us for 10 years and then reconvey title to us at the end of the lease period. We would have the right to terminate the lease at any time upon our delivery of at least sixty days prior written notice. Despite a leasing arrangement in which the town authority would become the hotel’s owner of record as a technical matter, we would remain the beneficial owner of the hotel for practical and operational purposes. The annual rent under this program and the final reconveyance price are each $1. Under this program, we would make predetermined annual payments in lieu of local real property taxes that range from $250,000 in the first year to $925,000 in the tenth year, plus miscellaneous administrative fees and expenses. Management believes that this fixed payment schedule offers a favorable alternative to an annual real property assessment and taxes. For example, we expect that the applicable real estate tax for the first year would exceed the initial payment in lieu of taxes by approximately $475,000. The lease to the town authority would permit the further leasing of the hotel by us to Apple Hospitality Five Management, Inc.

SUMMARY OF CONTRACTS

Hotel Lease Agreement

Our wholly-owned subsidiary, Apple Hospitality Five Management, Inc., is serving as the lessee of the Westbury hotel under a hotel lease agreement. For simplicity, this lease agreement will be referred to below as the “lease.” The lease provides for an initial term of 10 years. The lessee has the option to extend the lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised. The lease provides for the payment of an annual base rent, a quarterly percentage rent and a quarterly sundry rent. These types of rent are described in the following paragraphs.

The annual base rent is $2,479,831 and the lease commencement date is December 5, 2003. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The quarterly percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from guest room and suite rentals less sales and room taxes, credit card fees and sundry rent (as described below). The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the percentage rent is equal to the sum of: (a) 17% of all year-to-date suite revenue, up to the applicable suite revenue breakpoint; plus (b) 55% of the year-to-date suite revenue in excess of the applicable suite revenue breakpoint, as reduced by base rent and the percentage rent paid year to date. The quarterly sundry rent equals 55% of all sundry revenue, which consists of revenue other than room and suite revenue, less the amount of sundry rent paid year-to-date.

Management and Franchise Agreements

The Westbury hotel is being managed under a management agreement between the lessee (our wholly-owned subsidiary, Apple Hospitality Five Management, Inc.) and Hilton Hotels Corporation. In addition, the hotel’s franchise as a Hilton Garden Inn® is established by a separate franchise license agreement between the same parties. The manager is responsible for managing and supervising the daily operations of the hotel and for collecting rents for the benefit of the lessee. The fees and other terms of these agreements are the result of commercial negotiations between otherwise unrelated parties, and we believe that such fees and terms are appropriate for the hotel and the market in which it operates. We also have entered into a guarantee in which we guarantee the payment and performance of the lessee under the franchise license agreement.

DESCRIPTION OF PROPERTY

The Westbury hotel offers 140 guest rooms and suites with the amenities generally offered by upscale select-service hotels. It is located in a developed area in a competitive market. We believe the hotel is well-positioned to compete in its market based on location, amenities, rate structure and franchise affiliation as a Hilton Garden Inn®. In the opinion of management, the hotel is adequately covered by insurance.

The hotel opened for business on the date of our acquisition and has no operating history. On the date hereof, the average standard daily rate charged to guests at the hotel is $149 per room. Discounts are offered to corporate and frequent customers. The federal tax basis for the depreciable real property component of the hotel is $13,642,331 and the depreciable life is 39 years (or less, as may be permitted by federal tax laws). For federal tax purposes, the straight-line method will be used to depreciate the real property component of the hotel, and the modified accelerated cost recovery system will be used for the personal property component of the hotel.

Item 7. Financial Statements and Exhibits

(Any necessary financial statements and information will be filed by amendment within the required period.)

a. Financial Statements of Businesses Acquired

b. Pro Forma Financial Information

c. Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Five, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

December 19, 2003